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                                                                      EXHIBIT 23


                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22284) of the 1987 Management Share Incentive Plan and the Registration Statement on Form S-8 (No. 33-43696) of the 1990 Non-Employee Directors' Stock Option Plan of Mine Safety Appliances Company of our report dated February 16, 1996, appearing on page 13 of the 1995 Annual Report to Shareholders of Mine Safety Appliances Company, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page F-1 of this Form 10-K. We also consent to the reference to us under the heading "Experts" in such Statements.


Price Waterhouse LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219
March 27, 1996